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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
              under Section 12(g) of the Securities Exchange Act of
                1934 or Suspension of Duty to File Reports under
                     Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                     Commission File - Number 333-115371-09
                                              -------------

                                POPULAR ABS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                  103 SPRINGER BUILDING, 3411 SILVERSIDE ROAD,
                   WILMINGTON, DELAWARE 19803; (302) 478-6160
       -----------------------------------------------------------------
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                 POPULAR ABS MORTGAGE PASS-THROUGH TRUST 2005-C
                 CLASS AF-1, CLASS AF-2, CLASS AF-3, CLASS AF-4,
                     CLASS AF-5, CLASS AV, CLASS AV-2, CLASS
                      M-1, CLASS M-2, CLASS M-3, CLASS M-4,
                             CLASS M-5 AND CLASS M-6
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
           -----------------------------------------------------------
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


                  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)  [ ]           Rule 12h-3(b)(1)(ii)  [ ]

                  Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i)   [ ]

                  Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii)  [ ]

                  Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6            [X]

                  Rule 12h-3(b)(1)(i)  [ ]

                  Approximate number of holders of record as of the certification or notice date: 34

                  Pursuant to the requirements of the Securities Exchange Act of 1934, Popular ABS, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  January 24, 2006
                         By: /s/ James H. Jenkins
                            ----------------------------------------------------
                             James H. Jenkins, Executive Vice President and CFO